Exhibit 99.1

Eternity Healthcare Inc. Completes Tongren Acqusition and

Acquires 25 Million USD Medical Device Credit Loan

PR Newswire • March 29, 2018

NEW YORK, March 29, 2018 /PRNewswire/ -- Eternity Healthcare Inc. (“Eternity” or the “Company”) (ETAH) today announced the completion of the registration with the Tongren Administration Bureau for Industry and Commerce of Guizhou Province of its acquisition of Guizhou Tongren Healthy China Biotechnology Co., Ltd. (“Tongren Healthy”). This represents the completion of the establishment of organizational structure necessary for Eternity to launch its stem cell harvesting, storage, transformation and treatment service in Tongren City, Guizhou Province, China. Guizhou Province is located in southwest China with a population of 35.5 million. Tongren Healthy is the leading stem cell therapy service company covering Guizhou Province and Western China. A 50,000 square-feet facility for stem cell harvesting, storage and transformation, and patient treatment is currently under construction by Tongren Healthy and expected to be operational in May 2018. The facility will consist of a fully equipped stem cell laboratory, immune cell research room, a genetics and gene research laboratory, and patient treatment rooms. Upon completion, the facility will be capable of servicing about 45,000 patients annually, and storing about 200,000 cells. Eternity expects the capital required for to construct and equip the facility, and initial working capital will be about $25 million.

To secure the required capital for Tongren Healthy’s facility, the Company announced today that it has entered into a credit loan agreement (the “Credit Loan Agreement”) with a regional lender. The agreement was signed on March 26, 2018. Pursuant to the Agreement, regional lender will provide the company up to $25 million.

ETERNITY HEALTHCARE INC.

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding its intent to develop a stem cell facility and the benefits of such a facility to the public and the Company are subject to numerous risks and uncertainties, including, but not limited to, the timing of the completion of the project, the terms under which the project will be completed, the consumer acceptance of stem cell technologies and whether alternate technologies will displace stem cell technologies. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Website:

http://www.phealthcare.net/